Exhibit 10.16

Advisor to the President Agreement
November 20, 2006

Mr. John V. Herndon
483 Longview Drive
Waynesville, NC 28786

RE: Advisor-to-the-President Agreement

Dear John,

This letter serves to confirm that Theragenics Corporation (the “Company”) would like to continue your employment as Advisor-to-the-President through December 31, 2007 at an annual salary of $75,000, to be paid on a bi-weekly schedule in accordance with the Company’s normal payroll practices. You will also receive benefits commonly provided to Company employees, including, but not limited to, medical insurance with the Company paying 75% of your coverage premium, long and short term disability insurance with the Company paying the entire premium and participation in the Company’s 401(k) plan.

By signing below, you accept the provisions of your continued employment with the Company as outlined above. Enclosed are two copies of this letter. Please return one fully executed copy to Frank Tarallo.

Thank you for your past contributions to the Company and your willingness to participate in our future growth.

For Theragenics Corporation    Agreed to by:

/s/ M. Christine Jacobs                                                     /s/ John V. Herndon
M. Christine Jacobs                                                          John V. Herndon
CEO and President